SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 1)


Lynch Corporation
(Name of Issuer)

Common Stock, No Par Value
(Title of Class of Securities)


551137102
(CUSIP Number)

James E. McKee
Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580-1435
 (914) 921-8821
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


June 30, 2004
(Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.




CUSIP No. 551137102
	13D
1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Marc J. Gabelli
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)


(b)

3
SEC USE ONLY

4
SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2 (d) OR 2 (e)


6
CITIZENSHIP OR PLACE OF ORGANIZATION
   USA

NUMBER OF

SHARES

BENEFICIALLY

OWNED

BY EACH

REPORTING

PERSON

WITH

7



SOLE VOTING POWER

 1,000     (Item 5)


8



SHARED VOTING POWER

NONE


9



SOLE DISPOSITIVE POWER

1,000        (Item 5)

10



SHARED DISPOSITIVE POWER

NONE
11



AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,000             (ITEM 5)
12



CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES. (SEE INSTRUCTIONS) X
13



PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.07%
14



TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN

CUSIP No. 551137102

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Venator Merchant Fund, L.P.
	I.D. NO.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)


(b)

3
SEC USE ONLY

4
SOURCE OF FUNDS  (SEE INSTRUCTIONS)
WC

5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2 (d) OR 2 (e)


6
CITIZENSHIP OR PLACE OF ORGANIZATION
   DE

NUMBER OF

SHARES

BENEFICIALLY

OWNED

BY EACH

REPORTING

PERSON

WITH

7



SOLE VOTING POWER

  200,241 (Item 5)


8



SHARED VOTING POWER

NONE


9



SOLE DISPOSITIVE POWER

  200,241 (Item 5)

10



SHARED DISPOSITIVE POWER

NONE
11



AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  200,241 (ITEM 5)
12



CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
13



PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.39%
14



TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    PN

CUSIP No. 551137102

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Venator Global, LLC
I.D. NO.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)


(b)

3
SEC USE ONLY

4
SOURCE OF FUNDS  (SEE INSTRUCTIONS)
None

5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2 (d) OR 2 (e)


6
CITIZENSHIP OR PLACE OF ORGANIZATION
   DE

NUMBER OF

SHARES

BENEFICIALLY

OWNED

BY EACH

REPORTING

PERSON

WITH

7



SOLE VOTING POWER

 None (Item 5)


8



SHARED VOTING POWER

NONE


9



SOLE DISPOSITIVE POWER

  NONE (Item 5)

10



SHARED DISPOSITIVE POWER

NONE
11



AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  NONE (ITEM 5)
12



CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) X
13



PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.00%
14



TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    HC

Item 1.		Security and Issuer
		This Amendment No. 1 to Schedule 13D on the Common Stock of Lynch Corporation (the "Issuer") is being filed on behalf of the undersigned to amend the Schedule 13D, as amended (the "Schedule 13D") which was originally filed on June 17, 2003. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the
Schedule 13D.

Item 2.		Identity and Background
	(a), (b), and (c) - This statement is being filed by Marc J.
Gabelli, Venator Global, LLC and Venator Merchant Fund, L.P. Marc Gabelli is President of Gabelli Group Capital Partners, Inc., a private company, and is employed by Gabelli Asset Management Inc., a publicly-traded financial services firm. Marc Gabelli's business address is One Corporate Center, Rye, New York 10580.
	Venator Merchant Fund, L.P. is an investment limited partnership whose objective is to provide capital appreciation by investing in public and private companies. Venator Global, LLC is the general partner of Venator Merchant Fund, L.P. Marc Gabelli is the President of Venator Global, LLC. Venator Global LLC's and Venator Merchant Fund, L.P.'s business address is c/o Marc Gabelli, One Corporate Center, Rye, New York 10580.
	Those of the foregoing persons signing this Schedule 13D are hereafter referred to as the "Reporting Persons".

Item 5.		Interest In Securities Of The Issuer
		Item 5 to Schedule 13D is amended, in pertinent part, as follows:
(a) The aggregate number of Securities to which this Schedule 13D relates is 201,241 shares, representing 13.46% of the 1,495,483 shares outstanding as reported in the Issuer's most recent Form 10-Q for the quarter ended March 31, 2004. The Reporting Persons beneficially own those Securities as follows:

Name

Shares of
Common Stock
% of Class of
Common
Marc Gabelli

1,000
0.07%
Venator Merchant Fund,
L.P.
200,241
13.39%




Marc Gabelli is deemed to have beneficial ownership of the Securities owned beneficially by Venator Merchant Fund, L.P. and Venator Global, LLC. Venator Global, LLC is deemed to have beneficial ownership of the Securities owned beneficially by Venator Merchant Fund, L.P.
(b) On June 11, 2003, Venator Merchant Fund, L.P. acquired 200,241 of the Securities from Mario J. Gabelli in a private transaction and entered into a voting agreement in which Venator Merchant Fund, L.P. gave Mario J. Gabelli its proxy with respect to the 200,241 shares. The irrevocable proxy created on June 11, 2003 expired on June 30, 2004, and Venator Merchant Fund, L.P. now has the right to vote these shares.

Signature
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:	July 1, 2004

MARC J.GABELLI


By:  /s/ James E. McKee
		James E. McKee
		Attorney-in-Fact



VENATOR MERCHANT FUND, L.P.
VENATOR GLOBAL, LLC


By:  /s/ James E. McKee
		James E. McKee
		Attorney-in-Fact
		for Marc Gabelli
		President, Venator Global, LLC